EXHIBIT 10.172

RETENTION AGREEMENT

THIS AGREEMENT, dated June 1, 2014, is made by and between Compuware Corporation, a Michigan corporation (the "Company"), and [NAME] (the "Employee").

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key personnel; and

WHEREAS, the Company recognizes the possibility of a change in control of the Company, including a transaction or series of transactions by which the Company ceases to own substantially all of the assets of both its Application Performance Management and Mainframe business units, whether by way of spin off, one or more sales of subsidiaries or assets, or otherwise (“Change in Control”) and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of such personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company’s key personnel, including the Employee, to their assigned duties without distraction in the face of potentially uncertain circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.            Term of Agreement.  The Term of this Agreement shall commence on the date hereof and shall continue in effect through the earlier of March 31, 2015, the involuntary termination of Employee’s employment without Cause, or death or disability.

2.            Company's Covenants.  In order to induce the Employee to remain in the employ of the Company through March 31, 2015, and in consideration of the Employee’s covenants set forth in Section 3 hereof, the Company agrees, under the conditions described herein, to provide Employee with a retention award equal to the amount of one-hundred percent of the Employee’s target annual bonus percentage for fiscal year 2015 times the employees base salary as of June 1, 2014 (“Bonus Amount”), payable one-half in cash and one-half in restricted stock units (“RSUs”).  The cash portion of the retention award shall be payable in a lump sum no later than June 30, 2014, and shall be considered over and above any base salary or other compensation paid to or earned by Employee.  The number of RSUs will be calculated by dividing one-half of the Bonus Amount by the closing price of Compuware common stock on the last stock exchange trading day immediately preceding the grant date.  The RSUs shall vest upon the earliest of: (i) March 31, 2015; (ii) involuntary termination without Cause; or (iii) death or disability. The specific terms and conditions of the RSU grant are set forth in the attached RSU Agreement.

3.            Employee’s Covenants and Acknowledgements. In exchange for the consideration set forth in this Agreement, Employee agrees to remain employed with the Company through March 31, 2015 and fulfill Employee’s current responsibilities to the best of Employee’s ability. Notwithstanding the foregoing, Employee acknowledges that Employee is and shall remain employed at-will and may resign or have his or her employment terminated by the Company with or without Cause at any time. However, if Employee resigns or is terminated for Cause prior to March 31, 2015, Employee will not be eligible to receive any unpaid or unvested portion of the additional compensation described in Section 2 above. If the Company terminates the employment of Employee without Cause prior to March 31, 2015, Employee will be eligible to receive any unpaid portion of the cash award and the RSUs shall immediately vest.  As used herein, “Cause” means any one or more of the following, as determined in good faith by the Company:  (i) the commission of an act of embezzlement, fraud or dishonesty, (ii) the deliberate disregard of the rules or policies of the Company which results in material loss, damage or injury to the Company, whether directly or indirectly, (iii) the unauthorized disclosure of any trade secret or confidential information of the Company, (iv) the breach by Employee of any agreement with the Company, including without limitation any noncompetition agreement between Employee and the Company, (v) the willful failure by Employee to perform any material employee responsibilities to the Company, or (vi) violation of Compuware’s Employee Code of Conduct.  In making such determination, the Company shall act fairly and in good faith.  Employee acknowledges that any payments pursuant to this Agreement shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

4.            Withholding and Section 409A.  Any payments provided herein shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Employee has agreed.  The intent of the parties is that benefits and payments provided under this Agreement either are exempt from Section 409A of the Internal Revenue Code (the “Code”) or, in the alternative, comply with Code Section 409A, and to the maximum extent permitted, this Agreement shall be interpreted and administered in accordance therewith.  However, in no event shall the Company be responsible for any tax or penalty owed by the Employee with regard to benefits and payments provided herein.  For purposes of Code Section 409A, each installment of benefits and payments provided herein is intended to be treated as a separate payment, and the terms “employment termination” and “separation of employment” or terms of like kind are intended to constitute “separation from service” as defined under Code Section 409A.  If payments are not exempt from Code Section 409A and at the time of payment the Employee is a Code Section 409A “Specified Employee” receiving the payment at the time of separation from service, if then required by Code Section 409A, the payment shall be delayed until the first day of the seventh month following the Employee’s separation from service, or the date of the Employee’s death, if earlier.  Payments that are delayed shall be aggregated and paid in a lump sum on the first day of the seventh month following Employee’s separation from service.  Thereafter, Employee shall receive any remaining payments and benefits as if there had been no delay.

5.            Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and an authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.

6.            Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city and state or province of the Employee's principal residence and in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.

By Compuware Corporation:	By Employee:

Robert C. Paul	[NAME]
President and CEO